NEWS RELEASE

Investor Contact: Scott W. Dudley Jr. 314-342-0878 sdudley@TheLacledeGroup.com	Media Contact: Jessica B. Willingham 314-342-3300 jwillingham@TheLacledeGroup.com

FOR IMMEDIATE RELEASE

The Laclede Group Reports Higher Earnings

ST. LOUIS (April 30, 2013) – The Laclede Group, Inc. (NYSE: LG) (“the Company” or "Laclede") today reported growth in year-over-year operating results for its fiscal 2013 second quarter and six months ended March 31, 2013. Second quarter highlights include:

•	Net income of $30.2 million, or $1.34 per diluted share

•	Net economic earnings (non-GAAP) up 14 percent to $32.5 million, or $1.44 per share

•	Pending acquisition of Missouri Gas Energy (MGE) on track; acquisition-related costs of $2.7 million (pre-tax) reduced second quarter net income by $0.07 per share
“Our solid earnings growth was driven by improved Gas Utility results as we continued to benefit from ongoing investments we’re making in Laclede Gas as part of our overall growth initiative,” said Suzanne Sitherwood, president and chief executive officer of The Laclede Group. “At the same time, I’m very pleased with the progress we are making toward completing our MGE acquisition, including the integration planning efforts already underway,” she added.
SECOND QUARTER RESULTS

	Three Months Ended March 31
	(Millions)		(Per Diluted Share)
	2013	2012	2013	2012
Net Income (GAAP)	$30.2	$29.7	$1.34	$1.32
Acquisition-related costs	1.7	—	0.07	—
Other Adjustments to GAAP Earnings	0.6	(1.3)	0.03	(0.05)
Net Economic Earnings (non-GAAP)*	$32.5	$28.4	$1.44	$1.27

* See “Net Economic Earnings and Reconciliation to GAAP” on page 9.

The Laclede Group reported consolidated net income for its second quarter of fiscal 2013 of $30.2 million ($1.34 per share), up from $29.7 million ($1.32 per share) for the same period last year. Net economic earnings (non-GAAP) for the second quarter were $32.5 million ($1.44 per share), up 14 percent from $28.4 million ($1.27 per share) for the same period last year. Net economic earnings exclude from net income the acquisition-related costs and the effect of unrealized gains and losses on energy-related derivatives.

The increased earnings were driven by higher Gas Utility net income, reflecting a return to more seasonable weather, lower costs and higher infrastructure surcharge revenues. The higher utility earnings were largely offset by costs the Company incurred in connection with the pending acquisition of MGE, as announced previously, and lower Gas Marketing earnings.
Gas Utility
The Gas Utility segment, which includes the regulated gas distribution operations of Laclede Gas, reported net income and net economic earnings of $30.2 million for the quarter ended March 31, 2013, up from $25.8 million for the same period last year. The improvement was primarily due to higher sales margins reflecting a return to more normal weather this year compared to record warm temperatures recorded a year ago, lower employee benefit costs and increased Infrastructure System Replacement Surcharge (ISRS) revenues. These positive factors were partially offset by higher depreciation and amortization expenses. The higher ISRS revenues are a result of increased investment in distribution pipeline replacement to enhance safety and reliability for Laclede Gas customers.
During the quarter, Laclede Gas filed with the Missouri Public Service Commission (MoPSC) for an increase in its ISRS revenues to recover its investments in replacement of distribution pipelines over the previous eight months. A $4.8 million increase was approved by the MoPSC effective March 15, 2013, bringing the annualized recovery to $14.8 million. As previously announced, Laclede Gas filed a general rate case with the MoPSC on December 21, 2012, the utility’s first such rate filing in three years. The increase in annual revenues that Laclede Gas is requesting, net of annualized ISRS revenues, is $43.6 million. The MoPSC is expected to render a decision within 11 months of the filing date.
Gas Marketing
The Gas Marketing segment, which includes Laclede Energy Resources, reported lower operating revenues for the quarter ended March 31, 2013 of $41.3 million, down from $59.4 million in the prior-year period. Operating expenses were also down significantly for the quarter – to $36.0 million from $61.8 million. These decreases largely reflect a higher percentage of transactions being reported as trading activities, which are recorded on a net rather than a gross basis, and had no direct impact on earnings. Net income was $1.8 million for the second quarter, down from $3.8 million for the same period last year mainly due to higher net realized losses on energy-related derivatives. Net economic earnings (non-GAAP), which exclude the impact of energy-related derivatives, were $2.4 million, down from $2.5 million for the same period a year ago. The decrease reflects the continued difficult natural gas market conditions and low price volatility, as well as the expiration of a favorable gas supply contract, partially offset by positive results from realizing seasonal storage spreads.

SIX MONTHS RESULTS

	Six Months Ended March 31
	(Millions)		(Per Diluted Share)
	2013	2012	2013	2012
Net Income (GAAP)	$55.8	$54.9	$2.47	$2.45
Acquisition-related costs	3.9	—	0.17	—
Other Adjustments to GAAP Earnings	1.0	(1.6)	0.05	(0.07)
Net Economic Earnings (non-GAAP)*	$60.7	$53.3	$2.69	$2.38

* See “Net Economic Earnings and Reconciliation to GAAP” on page 9.

For the first half of fiscal 2013, The Laclede Group reported consolidated net income of $55.8 million ($2.47 per share), up from $54.9 million ($2.45 per share) for the same period last year. Net economic earnings (non-GAAP) for the six months ended March 31, 2013 were $60.7 million ($2.69 per share), up 14 percent from $53.3 million

($2.38 per share) for the same period last year. A majority of the difference between current year net income and net economic earnings per share is due to the after tax impact of the $6.3 million of acquisition-related costs incurred so far in fiscal 2013.
Excluding those costs, as well as the effect of unrealized gains and losses on energy-related derivatives, the increased earnings were driven by improved Gas Utility performance, reflecting lower costs, more favorable weather, and higher infrastructure surcharge revenues, offset in part by lower Gas Marketing earnings.
Gas Utility
For the six months ended March 31, 2013, Gas Utility net income was $55.4 million, up from $46.9 million for the same period a year ago. Net economic earnings for both the current and prior year were essentially equal to the reported GAAP results. The fiscal year-to-date improvement was driven by higher natural gas sales margins due to colder weather, lower employee benefit costs, reduced bad debt expenses and higher ISRS revenues.

Gas Marketing
For the six months ended March 31, 2013, operating revenues were $96.5 million, down from $218.0 million in the prior year period, and operating expenses decreased to $93.4 million from $214.4 million. The decreases relate to the higher percentage of transactions being reported as trading activities, as described above for the second quarter. For the first half of fiscal 2013, Gas Marketing net income was $4.7 million, down from $7.5 million for 2012, and net economic earnings for the first half of fiscal 2013 decreased to $5.6 million from $6.0 million in the prior year. This decrease in net economic earnings was mainly due to reduced margins, partially offset by higher volumes purchased and sold.
ACQUISITION UPDATE
In December 2012, the Company announced agreements to acquire MGE and New England Gas Company (NEG) from Southern Union Company. On February 11, 2013, the Company announced that it had entered into an agreement with Algonquin Power & Utilities Corp. (APUC) that will allow an APUC subsidiary to acquire Laclede’s rights to purchase the assets of NEG. Under the terms of this agreement, Laclede will receive $11 million from APUC at closing. The Company’s agreement with APUC is not expected to impact the MGE transaction. The acquisition of MGE and the sale of NEG to APUC are targeted to close before the Company’s fiscal year ends on September 30, 2013.
The Laclede Group has received antitrust clearance under the Hart-Scott-Rodino Act. The Company and Laclede Gas jointly filed with the MoPSC on January 14, 2013 for approval of the MGE acquisition. The Company also filed for approval of the NEG acquisition with the Massachusetts Department of Public Utilities on January 24, 2013, and on February 19, that initial filing was amended to add APUC to that approval.
The closing of the $975 million MGE transaction is supported by a bridge facility that has been syndicated by Wells Fargo Securities, LLC to nine financial institutions including Wells Fargo Bank, N.A. This syndicate is assisting the Company with securing permanent debt and equity financing. Related to the overall permanent debt financing, the Company is using interest rate swaps to hedge against potential movements in the underlying benchmark interest rate that will be used to price the debt at the date of issuance. As of the end of the second quarter, approximately 69% of its estimated interest rate exposure has been hedged.
In the second quarter of fiscal 2013, The Laclede Group incurred acquisition-related costs of $2.7 million ($1.7 million after tax, or $0.07 per share), which were reported in the Other segment. For the six-month period, acquisition-related costs totaled $6.3 million ($3.9 million after tax, or $0.17 per share).

CASH FLOWS AND CAPITAL STRUCTURE
Net cash provided by operating activities was $142.4 million for the six months ended March 31, 2013, compared with net cash provided by operating activities of $71.5 million for the same period last year. The variation is primarily due to the timing of collections of gas cost under the PGA Clause, as well as decreased cash payments for the funding of pension plans. Excluding temporary changes in working capital, such as the effect of regulatory timing differences in the recovery of certain costs and the timing of cash payments for income taxes, operating cash flows (non-GAAP) for the first six months of fiscal 2013 were $79.2 million, compared to $74.7 million for the first six months of fiscal 2012. See reconciliation of Operating Cash Flows (non-GAAP) to Net Cash Provided by Operating Activities (GAAP) on page 10.
Capital expenditures for the six months ended March 31, 2013 increased to $62.7 million from $40.7 million in the comparable period a year ago. The increase was driven by the Company’s planned investments in information technology pursuant to its previously announced accelerated replacement of portions of its distribution system and multi-year upgrade of its technology platforms.
The Laclede Group maintains a strong capital structure, which at March 31, 2013 consisted of 58 percent equity compared to 63 percent at March 31, 2012. The year-over-year change reflects the issuance of additional long-term debt in fiscal 2013 under commitments the Company entered into during 2012, as previously disclosed. During the quarter, Laclede Gas issued $55 million in first mortgage bonds with a 10-year maturity at an interest rate of 3.0 percent and $45 million of 15-year bonds at an interest rate of 3.4 percent. The Laclede Group had no short-term borrowings outstanding at March 31, 2013 or March 31, 2012.
For additional details on The Laclede Group's results for the second quarter and first half of fiscal 2013, please see the accompanying unaudited Statements of Consolidated Income, unaudited Condensed Consolidated Balance Sheets, and unaudited Condensed Consolidated Statements of Cash Flows.
CONFERENCE CALL AND WEBCAST
As previously announced, The Laclede Group will host a conference call and webcast today to discuss its second quarter financial results. To access the call, please dial the number below approximately 5-10 minutes prior to the start time.

Date and Time:	Tuesday, April 30
9 a.m. CDT (10 a.m. EDT)

Phone Numbers:	U.S.:	1-888-317-6016
	Canada:	1-855-669-9657
	International:	1-412-317-6016

The call will also be webcast in a listen-only format for the media and general public. The webcast can be accessed at www.TheLacledeGroup.com under the Investor Services tab.

A replay of the call will be available beginning at 11 a.m. CDT (Noon EDT) on April 30 and continuing until May 31 by dialing 1-877-344-7529 (U.S.) or 1-412-317-0088 (Canada/International). The Conference ID is 10027511. The webcast will be available for replay beginning April 30, at www.TheLacledeGroup.com.

ABOUT THE LACLEDE GROUP

The Laclede Group, Inc. (NYSE: LG), headquartered in St. Louis, Missouri, is a public utility holding company. Its subsidiary, Laclede Gas Company, the regulated operations of which are included in the Gas Utility segment, serves approximately 630,000 residential, commercial and industrial customers in St. Louis City and parts of 10 counties in eastern Missouri. Laclede’s primary non-utility business, Laclede Energy Resources, Inc., included in the Gas Marketing segment, provides non-regulated natural gas services. Laclede Group is committed to pursuing growth through 1) developing and investing in emerging technologies; 2) investing in infrastructure; 3) acquiring businesses to which the Company can apply its operating model, and 4) leveraging its current business unit competencies. For more information about Laclede and its subsidiaries, visit www.TheLacledeGroup.com.
CAUTIONARY STATEMENTS ON FORWARD-LOOKING INFORMATION AND NON-GAAP MEASURES
This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company's future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company's control, including weather conditions, economic factors, the competitive environment, governmental and regulatory policy and action, and risks associated with the Company’s pending acquisition. For a more complete description of these uncertainties and risk factors, see the Company's Form 10-K for the fiscal year ended September 30, 2012, filed with the Securities and Exchange Commission and the Company’s Form 10-Q for the quarter ended March 31, 2013, to be filed later today.
This news release includes the non-GAAP financial measures of "net economic earnings," and "net economic earnings per share." Management also uses these non-GAAP measures internally when evaluating the Company's performance. Net economic earnings exclude from net income the after-tax impacts of fair value accounting and timing adjustments associated with energy-related transactions. These adjustments, which primarily impact the Gas Marketing segment, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. In calculating net economic earnings, management also excludes from net income the after-tax costs related to acquisition, divestiture, and restructuring activities. Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as net income.
This news release also includes the non-GAAP financial measure of "Operating Cash Flows." Management also uses this measure internally when evaluating longer-term cash flow impacts. This measure excludes the effects of temporary changes in working capital, such as the effect of regulatory timing differences in the recovery of certain costs and the timing of cash payments for income taxes. Management believes that excluding these items provides a useful representation of the economic impact of longer-term cash flows generated from business activities. This internal non-GAAP cash flow metric should not be considered as an alternative to, or more meaningful than, GAAP measures such as net cash provided by operating activities.

STATEMENTS OF CONSOLIDATED INCOME — UNAUDITED
THE LACLEDE GROUP, INC.
(Thousands, Except Per Share Amounts)

	Three Months Ended March 31,		Six Months Ended March 31,
	2013	2012	2013	2012

OPERATING REVENUES
Gas Utility	$354,097	$298,620	$604,208	$549,522
Gas Marketing	41,255	59,434	96,504	218,022
Other	2,261	121	3,904	1,544
Total Operating Revenues	397,613	358,175	704,616	769,088
OPERATING EXPENSES
Gas Utility
Natural and propane gas	230,440	171,164	366,956	317,915
Other operation expenses	35,267	38,043	69,187	75,608
Maintenance	5,924	5,761	11,655	11,069
Depreciation and amortization	11,258	10,175	22,223	20,264
Taxes, other than income taxes	21,751	20,093	36,557	34,760
Total Gas Utility Operating Expenses	304,640	245,236	506,578	459,616
Gas Marketing	35,995	61,805	93,376	214,364
Other	5,129	551	10,727	1,420
Total Operating Expenses	345,764	307,592	610,681	675,400
Operating Income	51,849	50,583	93,935	93,688
Other Income and (Income Deductions) - Net	1,340	1,381	2,424	3,320
Interest Charges:
Interest on long-term debt	5,689	5,740	11,127	11,479
Other interest charges	1,016	539	1,604	1,114
Total Interest Charges	6,705	6,279	12,731	12,593
Income Before Income Taxes	46,484	45,685	83,628	84,415
Income Tax Expense	16,242	16,001	27,818	29,557
Net Income	$30,242	$29,684	$55,810	$54,858

Weighted Average Number of Common Shares Outstanding:
Basic	22,421	22,254	22,396	22,223
Diluted	22,498	22,336	22,466	22,299

Basic Earnings Per Share of Common Stock	$1.34	$1.33	$2.48	$2.45
Diluted Earnings Per Share of Common Stock	$1.34	$1.32	$2.47	$2.45

CONDENSED CONSOLIDATED BALANCE SHEETS — UNAUDITED
THE LACLEDE GROUP, INC.
(Thousands)

	March 31, 2013	September 30, 2012	March 31, 2012

ASSETS
Utility Plant	$1,538,890	$1,497,419	$1,425,922
Less: Accumulated depreciation and amortization	478,971	478,120	468,209
Net Utility Plant	1,059,919	1,019,299	957,713

Other Property and Investments	58,366	56,814	59,136

Current Assets:
Cash and cash equivalents	146,880	27,457	9,302
Accounts receivable (net of allowance for doubtful accounts)	205,006	133,842	144,838
Delayed customer billings	19,663	—	13,464
Inventories	46,124	106,472	70,522
Other	42,240	75,245	39,684
Total Current Assets	459,913	343,016	277,810

Regulatory assets and other deferred charges	430,900	461,133	463,472
Total Assets	$2,009,098	$1,880,262	$1,758,131

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock and paid-in capital	$195,380	$191,146	$187,546
Retained earnings	451,114	414,581	425,500
Accumulated other comprehensive income (loss)	(6,491)	(4,116)	2,158
Total Common Stock Equity	640,003	601,611	615,204
Long-term debt (less current portion)	464,434	339,416	339,386
Total Capitalization	1,104,437	941,027	954,590

Current Liabilities:
Notes payable	—	40,100	—
Accounts payable	108,648	89,503	73,045
Advance customer billings	—	25,146	—
Current portion of long-term debt	—	25,000	25,000
Accrued liabilities and other	98,696	72,375	89,715
Total Current Liabilities	207,344	252,124	187,760

Deferred Credits and Other Liabilities:
Deferred income taxes	343,016	355,509	335,215
Pension and postretirement benefit costs	191,778	196,558	163,940
Regulatory liabilities	86,032	59,432	56,486
Asset retirement obligations and other	76,491	75,612	60,140
Total Deferred Credits and Other Liabilities	697,317	687,111	615,781
Total Capitalization and Liabilities	$2,009,098	$1,880,262	$1,758,131

CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS — UNAUDITED
THE LACLEDE GROUP, INC.
(Thousands)

	Six Months Ended
	March 31,
	2013	2012

Operating Activities:
Net Income	$55,810	$54,858
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, amortization, and accretion	22,913	20,565
Deferred income taxes and investment tax credits	(11,132)	6,167
Other – net	450	(744)
Changes in assets and liabilities	74,325	(9,387)
Net cash provided by (used in) operating activities	142,366	71,459

Investing Activities:
Capital expenditures	(62,707)	(40,658)
Other investments	(2,126)	(1,440)
Net cash used in investing activities	(64,833)	(42,098)

Financing Activities:
Issuance of long-term debt	125,000	—
Maturity of first mortgage bonds	(25,000)	—
Repayment of short-term debt – net	(40,100)	(46,000)
Issuance of common stock	2,852	2,195
Dividends paid	(19,054)	(18,314)
Other	(1,808)	(1,217)
Net cash provided by financing activities	41,890	(63,336)

Net Increase in Cash and Cash Equivalents	119,423	(33,975)
Cash and Cash Equivalents at Beginning of Period	27,457	43,277
Cash and Cash Equivalents at End of Period	$146,880	$9,302

NET ECONOMIC EARNINGS AND RECONCILIATION TO GAAP
THE LACLEDE GROUP, INC.
(Millions, except per share amounts)

	Gas Utility	Gas Marketing	Other	Total	Per Share Amounts (2)

Quarter Ended March 31, 2013
Net Income (Loss) (GAAP)	$30.2	$1.8	$(1.8)	$30.2	$1.34
Unrealized (gain) loss on energy-related derivatives (1)	—	0.6	—	0.6	0.03
Acquisition, divestiture and restructuring activities (1)	—	—	1.7	1.7	0.07
Net Economic Earnings (Losses) (Non-GAAP)	$30.2	$2.4	$(0.1)	$32.5	$1.44
Diluted EPS (GAAP)	$1.33	$0.08	$(0.07)	$1.34
Net Economic EPS (Non-GAAP) (2)	$1.33	$0.10	$0.01	$1.44

Quarter Ended March 31, 2012
Net Income (GAAP)	$25.8	$3.8	$0.1	$29.7	$1.32
Unrealized (gain) loss on energy-related derivatives (1)	—	(2.0)	—	(2.0)	(0.09)
Lower of cost or market inventory adjustments (1)	—	0.6	—	0.6	0.03
Realized (gain) loss on economic hedges prior to the sale of the physical commodity (1)	—	0.1	—	0.1	0.01
Net Economic Earnings (Non-GAAP)	$25.8	$2.5	$0.1	$28.4	$1.27
Diluted EPS (GAAP)	$1.15	$0.17	$—	$1.32
Net Economic EPS (Non-GAAP) (2)	$1.15	$0.11	$0.01	$1.27

Six Months Ended March 31, 2013
Net Income (Loss) (GAAP)	$55.4	$4.7	$(4.3)	$55.8	$2.47
Unrealized (gain) loss on energy-related derivatives (1)	0.1	0.9		1.0	0.05
Acquisition, divestiture and restructuring activities (1)	—	—	3.9	3.9	0.17
Net Economic Earnings (losses) (Non-GAAP)	$55.5	$5.6	$(0.4)	$60.7	$2.69
Diluted EPS (GAAP)	$2.45	$0.21	$(0.19)	$2.47
Net Economic EPS (Non-GAAP) (2)	$2.46	$0.25	$(0.02)	$2.69

Six Months Ended March 31, 2012
Net Income (GAAP)	$46.9	$7.5	$0.5	$54.9	$2.45
Unrealized (gain) loss on energy-related derivatives (1)	(0.1)	(2.2)	—	(2.3)	(0.11)
Lower of cost or market inventory adjustments (1)	—	0.6	—	0.6	0.03
Realized (gain) loss on economic hedges prior to the sale of the physical commodity (1)	—	0.1	—	0.1	0.01
Net Economic Earnings (Non-GAAP)	$46.8	$6.0	$0.5	$53.3	$2.38
Diluted EPS (GAAP)	$2.09	$0.33	$0.03	$2.45
Net Economic EPS (Non-GAAP) (2)	$2.09	$0.27	$0.02	$2.38

(1) Amounts presented net of income taxes, which were calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items. For the quarters ended March 31, 2013 and 2012, the total net income tax (benefit) expense included in the reconciling items is $(1.4) million and $0.8 million, respectively. For the six months ended March 31, 2013 and 2012, the total net income tax expense included in the reconciling item s is $(3.0) million and $1.0 million, respectively.
(2) Consolidated net economic earnings per share (EPS) are calculated by replacing consolidated net income (loss) with consolidated net economic earnings (loss) in the GAAP diluted EPS calculation.

Note: EPS amounts by segment represent contributions to The Laclede Group’s consolidated EPS.

OPERATING CASH FLOWS AND RECONCILIATION TO GAAP

THE LACLEDE GROUP, INC.
(Millions)

	Six Months Ended
	March 31,
	2013	2012

Net cash provided by operating activities (GAAP)	$142.4	$71.5

Add (deduct):
Changes in assets and liabilities	(74.3)	9.4
Deferred income taxes and investment tax credits	11.1	(6.2)
Operating Cash Flows (Non-GAAP)	$79.2	$74.7

Net cash used in investing activities (GAAP)	$(64.8)	$(42.1)
Net cash provided by (used in) financing activities (GAAP)	$41.9	$(63.3)